HOUSTON AMERICAN ENERGY ANNOUNCES PLANS FOR NEW SAN ANDRES WELL

Houston, TX. – November 21, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced plans for drilling the Frost #2-H well, the company’s second San Andres well in Yoakum County. The operator has set a drilling date for late December 2019, pending rig availability. The well’s planned total depth is approximately 5500 feet with a 5,000-foot horizontal leg. Houston American Energy holds a 12.5% working interest in the subject 650 gross acre prospect.

The initial Yoakum County well, Frost #1-H, is commercially productive.

Additionally, the company announced that drilling activities on the Daisy-1 and Venus-1 wells in Colombia are on track with both wells anticipated to be drilled and completed in 2019.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing of commencement of drilling operations, timing of completion of wells, ultimate well depth and length of the horizontal leg and ultimate success of drilling operations. The timing of operations and ultimate success of drilling operations is subject to numerous risk factors, including our ability to finance our share of costs, the ability of our operators to finance and execute on planned drilling operations, the ultimate recoveries from prospects, and the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.